As filed with the Securities and Exchange Commission on November 3, 1995

                                                            Reg. No. 33-63573

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                                 ______________

                                 AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              Wisconsin Gas Company
             (Exact name of registrant as specified in its charter)

                   Wisconsin                       39-0476515
        (State or other jurisdiction of         (I.R.S. Employer
         incorporation or organization)        Identification No.)

                            626 East Wisconsin Avenue
                           Milwaukee, Wisconsin  53202
                                 (414) 291-7000
                        (Address, including zip code, and
                    telephone number, including area code, of
                    registrant's principal executive offices)

                                Joseph P. Wenzler
                               Vice President and
                             Chief Financial Officer
                              Wisconsin Gas Company
                            626 East Wisconsin Avenue
                           Milwaukee, Wisconsin  53202
                                 (414) 291-7000
                       (Name, address, including zip code,
                      and telephone number, including area
                           code, of agent for service)

                                 with a copy to:
            Jere D. McGaffey, Esq.              Jennifer R. Evans, Esq.
               Foley & Lardner                   Steven J. Gray, Esq.
          777 East Wisconsin Avenue        Vedder, Price, Kaufman & Kammholz
          Milwaukee, Wisconsin 53202           222 North La Salle Street
                                                Chicago, Illinois 60601
                                _________________

        Approximate date of commencement of proposed sale to the public:
   From time to time after this registration statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                                _________________

                         CALCULATION OF REGISTRATION FEE

         Title of Each           Proposed Maximum            Amount of
      Class of Securities       Aggregate Offering          Registration
        to be Registered               Price                 Fee(1)(2)

          Notes                     $65,000,000               $22,415

   (1) Calculated in accordance with Rule 457(a) under the Securities Act of 1933.
   (2) $20,690 of the registration fee was paid with the filing of the Registration Statement.

                            _________________________


             The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

   INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


   SUBJECT TO COMPLETION
   Dated November 3, 1995


   PROSPECTUS SUPPLEMENT
   (To Prospectus Dated          , 1995)

                               $

                              Wisconsin Gas Company

                                  % Notes due
                             ______________________

   Interest on the Notes is payable semi-annually on                and
                of each year, commencing             , 1996.  The Notes are
         not redeemable by Wisconsin Gas Company (the "Company") prior to maturity.  Ownership of the Notes will be maintained only in book-entry form by or through The Depository Trust
             Company, as Depositary.  Beneficial owners of the Notes
            will not have the right to receive physical certificates
               evidencing their ownership except under the limited
                circumstances described herein.  See "Description
                   of the Notes - Permanent Global Securities."
                             ______________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE  COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                  THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS.
                        ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                                      Underwriting
                       Price to      Discounts and    Proceeds to
                      Public (1)     Commissions(2)  Company (1)(3)
    Per Note                  %               %               %
    Total             $                 $             $

   (1)  Plus accrued interest from                   , 1995.
   (2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
   (3)  Before deduction of expenses payable by the Company, estimated at
        $145,000.
                             ______________________

             The Notes are offered severally by the Underwriters, when, as and if received and accepted by them, subject to their right to reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of the Notes will be made in Milwaukee, Wisconsin,
   on or about                   , 1995.

                             ______________________
   Dean Witter Reynolds Inc.
                              Robert W. Baird & Co.
                                      Incorporated
                                                    A.G. Edwards & Sons, Inc.
               , 1995

   No dealer, salesman or other person has been authorized to give any information or to make any representation other than those contained or incorporated by reference in this Prospectus Supplement or the Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized. Neither this Prospectus Supplement nor the Prospectus constitutes an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus Supplement or the Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information is correct as of any time subsequent to its date.
                             ______________________

                                TABLE OF CONTENTS

                              Prospectus Supplement
                                                                         Page

   Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . .    S-3
   Description of the Notes  . . . . . . . . . . . . . . . . . . . . .    S-3
   Underwriting  . . . . . . . . . . . . . . . . . . . . . . . . . . .    S-5
                                   Prospectus
   Available Information . . . . . . . . . . . . . . . . . . . . . . . .    3
   Incorporation of Certain Documents by Reference . . . . . . . . . . .    3
   The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
   Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
   Selected Financial Information  . . . . . . . . . . . . . . . . . . .    4
   Ratios of Earnings to Fixed Charges . . . . . . . . . . . . . . . . .    5
   Description of the Notes  . . . . . . . . . . . . . . . . . . . . . .    5
   Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . .   12
   Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
   Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
                             ______________________

   IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                 USE OF PROCEEDS


        The net proceeds from the sale of the Notes will be used for the redemption of $50,000,000 aggregate principal amount of the Company's outstanding 9-1/8% Notes due 1997. The remainder of the net proceeds
   (approximately $         ) will be used to retire short-term debt which
   was incurred for working capital purposes. As of October 31, 1995, the average weighted interest rate on the short-term debt to be repaid was approximately 5.9% per annum.


                            DESCRIPTION OF THE NOTES

        The following description of the particular terms of the Notes offered hereby supplements and should be read in conjunction with the statements under "Description of the Notes" in the accompanying Prospectus.

   General

        The Notes will be issued under an Indenture (the "Indenture"), dated as of September 1, 1990, between the Company and Firstar Trust Company, as Trustee (the "Trustee").

        The Notes will be unsecured obligations of the Company and will
   mature on                      .  Interest on the Notes will accrue at the
   rate of     % per annum will be payable semi-annually on each interest
   payment date (            and              of each year) commencing
               , 1996 .  Interest will be computed on the basis of a 360-day year of twelve 30-day months. Interest on each Note will be payable to the person in whose name the Note (or any predecessor Note) is registered
   at the close of business on the regular record date (the             or
           next preceding each interest payment date). Principal of and interest on the Notes will be payable in Milwaukee, Wisconsin.

        The Notes are not redeemable by the Company prior to maturity and are not entitled to any sinking fund.

   Permanent Global Securities

        Upon issuance, all Notes will be represented by one or more fully registered global securities (the "Global Securities"). Each such Global Security will be deposited with, or on behalf of, The Depository Trust Company, as Depositary, registered in the name of the Depositary or a nominee thereof. Unless and until it is exchanged in whole or in part for Notes in definitive form, no Global Security may be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary.

        The Depositary has advised the Company as follows: The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary holds securities that its participants ("Participants") deposit with it. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participant's accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations, and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary book-entry system is also available to others, such as brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

        Purchases of Notes must be made by or through Direct Participants, which will receive a credit for the Notes on the Depositary's records.
   The ownership interest of each actual purchaser of each Note ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary (with respect to interests of Direct Participants) and on the records of Participants (with respect to interests of persons held through Participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to own, transfer or pledge beneficial interests in Global Securities.

        So long as the Depositary, or its nominee, is the registered owner of a Global Security, the Depositary or its nominee, as the case may be, will be considered the sole owner or Holder of such Global Security and the Notes represented thereby for all purposes under the Notes and the Indenture. Except in limited circumstances as described below, Beneficial Owners in a Global Security will not be entitled to have such Global Security or the Notes represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificates representing the Notes in exchange therefor and will not be considered the owners or Holders thereof under the Notes or the Indenture. Accordingly, each Person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary and, if such Person is not a Direct Participant, on the procedures of the Participant through which such Person owns its interest, to exercise any rights of a Holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of Holders or that an owner of a beneficial interest in such a Global Security desires to give or take any action which a Holder is entitled to give or take under the Indenture, the Depositary would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize Beneficial Owners owning through such Participants to give or take such action or would otherwise act upon the instructions of Beneficial Owners. Conveyance of notices and other communications by the Depositary to Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Payment of the principal of, and amounts payable on any interest payment date with respect to, Notes registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the Holder of the Global Securities representing such Notes. None of the Company, the Trustee or any other agent of the Company or the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Securities or for supervising or reviewing any records relating to such beneficial ownership interests. The Company expects that the Depositary, upon receipt of any payment of principal or amounts payable on any interest payment date in respect of a Global Security, will credit the accounts of the Direct Participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in such Global Security as shown on the records of the Depositary. The Company also expects that payments by Participants to Beneficial Owners will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participants.

        If (x) the Depositary is at any time unwilling or unable to continue as Depositary or if at any time the Depositary ceases to be a "clearing agency" registered under the Securities Exchange Act of 1934, as amended, at a time when the Depositary is required to be so registered in order to act as Depositary, (y) the Company executes and delivers to the Trustee a Company Order to the effect that the Global Securities shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to the Notes, the Global Securities will be exchangeable for Notes in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $1,000 and integral multiples thereof. Such definitive Notes shall be registered in such name or names as the Depositary shall instruct the Trustee. It is expected that such instructions would be based upon directions received by the Depositary from Participants with respect to ownership of beneficial interests in such Global Securities.

                                  UNDERWRITING

        Dean Witter Reynolds Inc., Robert W. Baird & Co. Incorporated and A.G. Edwards & Sons, Inc. have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company the respective principal amounts of Notes set forth opposite their respective names below.

                                                          Principal
                 Underwriters                               Amount

            Dean Witter Reynolds Inc. . . . . . . . . .    $
            Robert W. Baird & Co. Incorporated  . . . .
            A.G. Edwards & Sons, Inc. . . . . . . . . .     ________

                 Total  . . . . . . . . . . . . . . . .    $
                                                            ========

        The Underwriting Agreement provides that the obligations of the Underwriters thereunder are subject to the approval of certain legal matters by counsel and to various other conditions. The nature of the Underwriters' obligations is such that they are committed to purchase all of the Notes offered hereby if any are purchased.

        The Company has been advised by the Underwriters that they propose to offer the Notes to the public initially at the offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at
   that price, less a concession not in excess of        % of the principal
   amount of the Notes.  The Underwriters may allow, and such dealers may
   reallow, a concession not in excess of      % of the principal amount of
   the Notes to certain other dealers. After the initial offering to the public, the offering price and other selling terms may be varied by the Underwriters.

        The Company has not applied for listing of the Notes on any securities exchange. The Notes are a new issue of securities with no established trading market. The Company has been advised by the Underwriters that they presently intend to make a market in the Notes offered hereby; however, they are not obligated to do so and any market making may be discontinued at any time without notice. No assurance can be given as to the development or liquidity of a trading market for the Notes.

        The Company has agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect thereof.

   INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


   SUBJECT TO COMPLETION
   Dated November 3, 1995

                                   $65,000,000


                              WISCONSIN GAS COMPANY

                                      Notes
                                   ___________


    Wisconsin Gas Company (the "Company") may from time to time offer, in one or more series, up to $65 million aggregate principal amount of its unsecured notes or debentures (the "Notes") or, if Notes are issued at an original issue discount, such higher principal amount as may be sold for an aggregate initial public offering price of up to $65 million. The Notes will be offered to the public on terms determined at the time or times of sale.  An
              accompanying supplement to this Prospectus (the "Pro-
               spectus Supplement") sets forth the specific terms
               and conditions of the Notes offered thereby.  These
                  terms and conditions may include, but are not
                    limited to, the title, aggregate principal
                      amount, denominations, maturity, rate
                      (which may be fixed or variable) and
                         time of payment of interest, any
                         terms for redemption, any terms
                          for sinking fund payment(s),
                           any listing on a registered
                           national securities exchange
                             and the initial public
                                 offering price.


      The Company may sell the Notes to or through underwriters (which may include Dean Witter Reynolds Inc., Robert W. Baird & Co. Incorporated
         and A.G. Edwards & Sons, Inc.) or dealers, and may also sell the
         Notes directly to other purchasers or through agents designated from time to time by the Company.  See "Plan of Distri-
              bution."  The names of such underwriters, dealers or
               agents, any applicable commissions or discounts and
                the net proceeds to the Company from the sale of
                   the Notes are set forth in the accompanying
                              Prospectus Supplement.
                                  _____________

      The issue and sale of the Notes are subject to the prior approval and authorization of the Public Service Commission of Wisconsin, which will be obtained prior to the sale of the Notes.
                                  _____________

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                       REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

                                  _____________

   Dean Witter Reynolds Inc.
                              Robert W. Baird & Co.
                                        Incorporated
                                                    A.G. Edwards & Sons, Inc.
                         , 1995

        The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the Notes. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to such Registration Statement.
                            ________________________

        No dealer, salesman or other person has been authorized to give any information or to make any representation other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information is correct as of any time subsequent to its date.
                            ________________________

                                TABLE OF CONTENTS
                                                                         Page

   Available Information . . . . . . . . . . . . . . . . . . . . . . . . .  3

   Incorporation of Certain Documents by Reference . . . . . . . . . . . .  3

   The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

   Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

   Selected Financial Information  . . . . . . . . . . . . . . . . . . . .  4

   Ratios of Earnings to Fixed Charges . . . . . . . . . . . . . . . . . .  5

   Description of the Notes  . . . . . . . . . . . . . . . . . . . . . . .  5

   Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . 12

   Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13

   Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13


                              AVAILABLE INFORMATION

             The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Such reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

             The following documents heretofore filed by the Company with the Commission (File No. 1-7530) pursuant to the Exchange Act are hereby incorporated herein by reference:

             1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994.


             2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1995.


             All documents filed subsequently by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Notes shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

             The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference (not including exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Robert A. Nuernberg, Vice President-Corporate Relations and Secretary, Wisconsin Gas Company, 626 East Wisconsin Avenue, Milwaukee, Wisconsin 53202 (Telephone:
   (414) 291-7000).


                                   THE COMPANY

             The Company is a Wisconsin corporation and a wholly owned subsidiary of WICOR, Inc. ("WICOR"). The Company is the largest distributor of natural gas in Wisconsin, where all of its business is conducted. At December 31, 1994, the Company distributed gas to approximately 495,000 residential, commercial and industrial customers in 496 communities throughout Wisconsin with an approximate population of 1,458,000 based on 1994 estimates provided by the State of Wisconsin. The Company is subject to the jurisdiction of the Public Service Commission of Wisconsin as to various phases of its operations, including rates, service and issuance of securities.

             The Company's principal executive offices are located at 626 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, and its telephone number is (414) 291-7000.


                                 USE OF PROCEEDS

             The net proceeds from the sale of the Notes offered hereby will be added to the general funds of the Company and used for general corporate purposes. Net proceeds from the sale of the Notes may, depending on market conditions, be used to discharge outstanding debt of the Company. The debt to be discharged, if any, is described in the applicable Prospectus Supplement.


                         SELECTED FINANCIAL INFORMATION


             Set forth below is selected financial information for the Company as of and for the twelve months ended September 30, 1995 (unaudited) and for the year ended December 31, 1994, respectively.

                                           Twelve Months Ended

                                       September 30,     December 31,
                                           1995              1994
                                        (Unaudited)

                                            (Thousands of Dollars)

    Operating Revenues  . . . . . . .   $495,843             $556,587
    Operating Income  . . . . . . . .   $ 50,191             $ 44,364
    Net Income  . . . . . . . . . . .   $ 22,425             $ 18,896

                                       As of September 30, 1995
                                              (Unaudited)
                                       (Thousands of Dollars)
    Capitalization:

      Long-Term Debt*
         First Mortgage Bonds . . . .             $  8,000
         Notes  . . . . . . . . . . .              135,000
                                                   143,000

      Common Stockholder's Equity . .              184,605
         Total  . . . . . . . . . . .             $327,605

   _______________
   * Excludes current portion of, and does not reflect unamortized discount and expense relating to, outstanding long-term debt.

                       RATIOS OF EARNINGS TO FIXED CHARGES


             Set forth below are the ratios of earnings to fixed charges (unaudited) for the Company for the twelve months ended September 30, 1995 and for the last five years:


      Twelve Months              Year Ended December 31,
          Ended
      September 30,       1994     1993    1992     1991   1990
           1995

           3.30           2.89      2.92     2.77    2.96    2.48


             The ratio of earnings to fixed charges for the nine months ended September 30, 1995 was 2.98. For the purpose of computing the ratios of earnings to fixed charges, earnings have been calculated by adding to income before interest expense, Federal and state income taxes and the estimated interest component of rentals. Fixed charges represent interest expense, amortization of debt discount, premium and expense and the estimated interest component of rentals.


                            DESCRIPTION OF THE NOTES

   General

             The Notes will be issued under an Indenture, dated as of September 1, 1990 (the "Note Indenture"), between the Company and Firstar Trust Company (the "Note Trustee"). The Note Indenture does not limit the aggregate principal amount of notes which may be issued thereunder and provides that notes may be issued from time to time in one or more series pursuant to the terms of one or more Officers' Certificates or supplemental indentures creating such series. As of the date of this Prospectus, there are three series of notes outstanding under the Note Indenture.

             The following statements are a summary only, do not purport to be complete, and are subject to the detailed provisions of the Note Indenture and any Officers' Certificates or any supplemental indentures relating thereto (copies of which have been or will be filed with the Commission) to which reference is hereby made. This summary incorporates by reference certain sections of the Note Indenture and is qualified in its entirety by such reference. Terms defined in the Note Indenture are used in this summary without definition.

   Terms

             Reference is made to the applicable Prospectus Supplement relating to the Notes of any series for the following terms thereof, among others: (i) the title of the Notes; (ii) any limit on the aggregate principal amount of the Notes; (iii) the person to whom any interest on the Notes shall be payable if other than the registered Holder; (iv) the date or dates on which the principal of the Notes will be payable; (v) the rate or rates (which may be fixed or variable) per annum or otherwise at which the Notes will bear interest, if any, or the method by which such rate or rates shall be determined and the dates from which such interest, if any, will accrue; (vi) the times at which any such interest will be payable and the Record Dates for such payments of interest; (vii) the dates, if any, on which and the price or prices at which the Notes may, pursuant to any mandatory or optional sinking fund or analogous provision(s), be purchased or redeemed by the Company and other detailed terms and provisions of any such sinking fund or analogous provision;
   (viii) the date, if any, after which and the price or prices at which the Notes may, pursuant to any optional redemption provision(s), be redeemed at the option of the Company or of the Holder thereof and other detailed terms and provisions of any such optional redemption; (ix) the place or places where the principal of and premium (if any) and interest on the Notes shall be payable; (x) whether the provisions of the Note Indenture relating to the defeasance of the Notes will not be applicable to the Notes; (xi) whether any of the Notes are to be issuable in temporary or, in whole or in part, permanent global form; (xii) any additional restrictive covenants included for the benefit of Holders of Notes; (xiii) any additional Events of Default with respect to the Notes; and (xiv) any other terms of the Notes not inconsistent with the provisions of the Note Indenture. (Sections 301 and 901)

             Unless otherwise indicated in the Prospectus Supplement relating thereto, the Notes will be issued in fully registered form, without coupons, in denominations of $1,000 or any multiple of $1,000. At any time and from time to time the Company may deliver Notes executed by the Company to the Note Trustee for authentication and, subject to the conditions set forth in the Note Indenture, the Note Trustee shall authenticate and deliver such Notes as provided in the Note Indenture. No Note shall be entitled to any benefit under the Note Indenture or be valid or obligatory for any purpose unless there appears on such Note a certificate of authentication substantially in the form provided for in the Note Indenture. All Notes shall be dated the date of their authentication. (Sections 301 and 303) Unless otherwise indicated in the Prospectus Supplement relating thereto, principal of and premium (if any) and interest on the Notes will be payable at an office maintained by the Note Trustee for such purpose in New York, New York and the Notes will be exchangeable and transfers thereof will be registerable at the principal corporate trust office of the Note Trustee in Milwaukee, Wisconsin, provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Note Register. (Sections 202, 305 and 1002) Notes may be exchanged for a like aggregate principal amount of Notes of other authorized denominations without service charge, except for any tax or other governmental charge that may be imposed. (Section 305) Interest on each Note (with limited exceptions as provided in the Note Indenture) will be paid to the person in whose name such Note is registered at the close of business on the applicable Regular Record Date specified in the Note. (Section 307) The Notes of any series, if so specified with respect to a particular series, may be issued in permanent global form. See "Permanent Global Notes."

             The Notes will be unsecured and will rank equally with the Company's outstanding unsecured indebtedness. Substantially all of the properties and franchises of the Company are subject to the lien of an Indenture of Mortgage and Deed of Trust, dated as of November 1, 1950 (the "First Mortgage Indenture"), between the Company and Mellon Bank, N.A., Pittsburgh, Pennsylvania and Theodore Kravits, successor to D. A. Hazlett, as Trustees. As of the date of this Prospectus, one series of the Company's first mortgage bonds (the "First Mortgage Bonds") is outstanding under the First Mortgage Indenture.

             Notes may be issued under the Note Indenture as Original Issue Discount Notes to be offered and sold at a discount from the principal amount thereof. Special Federal income tax accounting and other considerations applicable to any such Original Issue Discount Notes and not described in this Prospectus will be described in the Prospectus Supplement relating thereto. "Original Issue Discount Note" means any Note which provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the Maturity thereof upon the occurrence of an Event of Default and during the continuation thereof. (Section 101)

   Permanent Global Notes

             If any Notes of a series are issuable in permanent global form, the Prospectus Supplement relating thereto will describe the circumstances, if any, under which beneficial owners of interests in any such permanent global Note may exchange such interests for Notes of such series and like tenor of any authorized form and denomination. Principal of and premium (if any) and interest on a permanent global Note will be payable in the manner described in the Prospectus Supplement relating thereto. (Section 203)

   Restrictive Covenants

             The Note Indenture does not limit the amount of unsecured debt that the Company can incur. The Note Indenture also does not expressly address the effect on the Holders of a highly leveraged transaction, however structured. As discussed below, however, the limitations on the Company's ability to create liens, to issue additional First Mortgage Bonds and to enter into Sale and Leaseback Transactions provide some protection to the Holders in such an event.

             Limitations on Liens. The Note Indenture provides that, so long as any notes of any series remain Outstanding thereunder, the Company will not, and will not permit any Subsidiary to, create or suffer to be created or to exist any mortgage on, pledge of, or other lien on or security interest in, any of its properties or assets now owned or hereafter acquired to secure any indebtedness, without making effective provision whereby such notes shall be equally and ratably secured; except that this restriction does not apply to or prevent (i) the First Mortgage Indenture securing the First Mortgage Bonds issued prior to the date of the Note Indenture, or any indenture supplemental to the First Mortgage Indenture subjecting any property to the lien thereof or confirming the lien thereof upon any property, whether owned before or acquired after the date of the
   Note Indenture; (ii) mortgages on property existing at the time of acquisition or construction of such property (or created within one year after completion of such acquisition or construction), whether by purchase, merger, construction or otherwise (or on the property of a Subsidiary at the date it became a Subsidiary), or to secure the payment of all or any part of the purchase price or construction cost thereof including the extension of any such mortgages to repairs, renewals, replacements, substitutions, betterments, additions, extensions and improvements then or thereafter made on the property subject thereto;
   (iii) any extensions, renewals or replacements (or successive extensions, renewals or replacements), in whole or in part, of mortgages permitted by the foregoing clauses (i) and (ii); (iv) the pledge of any bonds or other securities at any time issued under any of the mortgages permitted by clauses (i), (ii) and (iii) above; or (v) Permitted Encumbrances.
   (Section 1004) "Permitted Encumbrances" include, among other items, (a) the pledge or assignment in the ordinary course of business of gas inventory, accounts receivable or customers' installment paper, and (b) encumbrances not otherwise permitted if, at the incurrence of and after giving effect thereto, the aggregate of all obligations of the Company secured thereby, together with the aggregate net proceeds received by the Company in respect of certain outstanding Sale and Leaseback Transactions permitted under the Indenture, does not exceed 10% of Consolidated Tangible Net Worth. (Section 101)

             Limitation on First Mortgage Bonds. The Note Indenture provides that, so long as any notes of any series remain Outstanding thereunder, the Company will not issue any additional First Mortgage Bonds under the First Mortgage Indenture or any indenture supplemental thereto, except in connection with transfers, exchanges, replacements, substitutions or reissues of First Mortgage Bonds of any series issued by the Company prior to the date of the Note Indenture. (Section 1006)

             Limitations on Sales and Leasebacks. The Note Indenture provides that, so long as there are notes of any series Outstanding thereunder, the Company will not enter into a Sale and Leaseback Transaction for a term (including renewals) of more than three years with respect to any Principal Property acquired or placed into service more than 180 days before the effective date of such lease arrangement unless
   (i) the lessee would be entitled to incur indebtedness secured by a mortgage on such Principal Property in a principal amount equal to the net proceeds received by such lessee in respect of such Sale and Leaseback Transaction without equally and ratably securing the notes or (ii) the Company retires, or causes to be retired, within 120 days of the effective date of the Sale and Leaseback Transaction, Funded Debt which is senior to or on parity with the notes in an amount equal to the net proceeds received by the Company with respect to such Sale and Leaseback Transaction. (Section 1005)

   Modification and Waiver

             The Note Indenture provides that the rights and obligations of the Company and the rights of Holders of the notes under the Note Indenture may be substantially modified by the Company and the Note Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding notes of each series affected thereby; but no such modification may be made which would change the fixed maturity or reduce the principal amount of any note, or reduce the rate or change the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof; or reduce the amount of principal of an Original Issue Discount Note payable upon acceleration of the Maturity thereof; or impair the right to institute suit thereon or change any Place of Payment where, or currency in which, the note or interest thereon is payable; or reduce the above-stated percentage of notes, the consent of the Holders of which is required to substantially modify or alter the Note Indenture; or modify any of the provisions of the Note Indenture dealing with waiver of past defaults, without the consent of the Holder of each Outstanding note so affected. (Section 902)

             The Holders of a majority in principal amount of the Outstanding notes of each affected series may on behalf of the Holders of all notes of such series waive, insofar as such series is concerned, compliance by the Company with certain restrictive covenants of the Note Indenture.
   (Section 1009) The Holders of a majority in principal amount of the Outstanding notes of any series may on behalf of the Holders of all notes of that series waive any past default under the Note Indenture with respect to that series of notes, except a default in the payment of the principal of or premium (if any) or any interest on any note of that series or in respect of a provision which under the Note Indenture cannot be modified or amended without the consent of the Holder of each Outstanding note of that series. (Section 513)

   Consolidation, Merger and Sale of Assets

             Nothing in the Note Indenture or in the notes of any series shall prevent the consolidation or merger of the Company with or into any other Person, or the merger into the Company of any other Person, or the sale by the Company of its property and assets substantially as an entirety, or otherwise; provided, however, that (i) (x) the corporation resulting from such consolidation, (y) any corporation other than the Company into which such merger shall be made, or (z) the corporation to which such property and assets shall be sold, shall expressly assume the due and punctual payment of the principal or premium (if any) and interest on all the notes of any series then outstanding and the performance and observance of all covenants and conditions of the Note Indenture on the part of the Company to be performed or observed; (ii) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing; and (iii) certain other conditions are met. (Section 801)

   Concerning the Note Trustee

             It is expected that the Note Trustee will act as paying agent with respect to the Notes. The Company has a borrowing arrangement with an affiliate of the Note Trustee. In addition, Thomas F. Schrader, a director and the President and Chief Executive Officer of the Company, is a director of the Note Trustee. Daniel F. McKeithan, Jr. and Guy A. Osborn, directors of the Company, are directors of the Note Trustee's parent corporation.

   Events of Default and Rights upon Default

             The Note Indenture provides that the following constitute Events of Default with respect to the notes of any series:

             (a) default in the payment of any interest upon any note of that series when it becomes due and payable, and continuance of such default for a period of 30 days;

             (b) default in the payment of the principal of (or premium, if any, on) any note of that series at its Maturity;

             (c) default in the payment of any sinking fund payment or similar payment with respect to the notes of that series when and as payable, and continuance of such default for a period of 30 days;

             (d) default in the performance, or breach, of any covenant or warranty of the Company in the Note Indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in Section 501 of the Note Indenture specifically dealt with or which has been expressly included in the Note Indenture solely for the benefit of notes of a series other than that series), and continuance of such default or breach for a period of 90 days after notice to the Company by the Note Trustee or to the Company and the Note Trustee by the holders of at least 25% in principal amount of the Outstanding notes of that series;

             (e) the entry of a decree or order in bankruptcy, receivership or similar proceedings initiated against the Company, and the continuance of any such decree or order for a period of 60 consecutive days;

             (f) the institution by the Company of, or the consent of the Company to, the institution of bankruptcy, insolvency or similar proceedings against the Company; and

             (g) any other Event of Default provided with respect to notes of that series. (Section 501)

             The Note Indenture provides that within 90 days after the occurrence of any default under the Note Indenture which is known to the Note Trustee, the Note Trustee shall furnish notice of such default to all Holders of all series of notes affected, unless such default shall have been cured or waived; provided that, except in the case of a default in the payment of the principal of or premium (if any) or interest on any note of such series or in the payment of any sinking fund or similar payment, the Note Trustee may withhold such notice if and so long as the Note Trustee in good faith determines that the withholding of such notice is in the interests of the Holders of notes of such series; and provided, further, that in the case of any default in the performance, or breach, of any covenant or warranty of the Company in the Note Indenture no such notice to Holders shall be given until at least 60 days after the occurrence thereof. (Section 602)

             If an Event of Default occurs with respect to notes of any series and is continuing, the Note Trustee or the holders of 25% in principal amount of the Outstanding notes of that series may declare the principal of all the notes of that series (or, if the notes of that series are Original Issue Discount Notes, such portion of the principal amount as may be specified in the terms of that series) to be immediately due and payable. A majority in principal amount of the Outstanding notes of that series may rescind and annul such declaration if the default has been cured. (Section 502) Reference is made to the Prospectus Supplement relating to any series or portion of any series of notes which are Original Issue Discount Notes for the particular provisions relating to acceleration of the Maturity of a portion of the principal amount of such Original Issue Discount Notes upon the occurrence of an Event of Default and the continuation thereof.

             If an Event of Default occurs and is continuing, the Note Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders of notes by such appropriate judicial proceedings as the Note Trustee shall deem most effectual. (Section 503)

             The Note Indenture provides that the Holders of a majority in principal amount of the Outstanding notes of all series affected have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Note Trustee or exercising any trust or power conferred on the Note Trustee. (Section 512) The Note Trustee is not obligated to comply with any request or direction of Holders of notes pursuant to the Note Indenture unless it has been offered indemnity against costs and liabilities which it might incur in complying with such request or direction. (Section 603)

             No Holder of any note of any series will have any right to institute any proceeding with respect to the Note Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Note Trustee written notice of a continuing Event of Default with respect to notes of that series and unless also the Holders of at least 25% in principal amount of the Outstanding notes of that series shall have made written request, and offered reasonable security or indemnity, to the Note Trustee to institute such proceeding as trustee, and the Note Trustee shall not have received from the Holders of a majority in principal amount of the Outstanding notes of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 90 days. (Section 507) However, the Holder of any note will have an absolute right to receive payment of the principal of and premium (if any) and any interest on such note on or after the due dates expressed in such note and to institute suit for the enforcement of any such payment. (Section 508)

   Defeasance, Satisfaction and Discharge Prior to Maturity or Redemption

             Defeasance of any Series. Unless otherwise provided with respect to any series of notes, if the Company shall deposit with the Note Trustee, in trust, at or before maturity or redemption, lawful money or direct obligations of the United States of America or obligations the principal of and interest on which are guaranteed by the United States of America in such amounts and maturing at such times that the proceeds of such obligations to be received upon the respective maturities and interest payment dates of such obligations will provide funds sufficient, in the opinion of a nationally-recognized firm of independent public accountants, to pay when due the principal and premium (if any) and interest to Maturity or to the Redemption Date, as the case may be, with respect to any series of Outstanding notes, then the Company may cease to comply as to such series with the terms of the Note Indenture, including the restrictive covenants described under "Restrictive Covenants - Limitations on Liens," " - Limitation on First Mortgage Bonds" and " - Limitation on Sales and Leasebacks" above and the Events of Default described in clause (d) under "Events of Default and Rights upon Default" above, except for (1) the Company's obligation to pay duly and punctually the principal of and premium (if any) and interest on such series of notes if the notes are not paid from the money or securities held by the Note Trustee, (2) the Events of Default described in clauses (a), (b), (c), (e) and (f) under "Events of Default and Rights upon Default" above, and (3) certain other provisions of the Note Indenture including, among others, those relating to registration, transfer and exchange, lost or stolen notes, and maintenance of Place of Payment. Defeasance of notes of any series is subject to the satisfaction of certain specified conditions, including, among others, the absence of an Event of Default at the date of the deposit. (Section 402)

             Satisfaction and Discharge of any Series. Upon the deposit of money or securities contemplated above and the satisfaction of certain conditions, the Company may also cease to comply with its obligation duly and punctually to pay the principal of and premium (if any) and interest on a particular series of notes, or with any Events of Default with respect thereto, and thereafter the Holders of such series of notes shall be entitled only to payment out of the money or securities deposited with the Note Trustee. Such conditions include, among others, except in certain limited circumstances involving a deposit made within one year of Maturity or the Redemption Date, (i) the absence of any Event of Default at the date of deposit or on the 91st day thereafter, (ii) the delivery to the Note Trustee by the Company of an opinion of nationally-recognized tax counsel, or receipt by the Company from, or publication of a ruling by, the Internal Revenue Service, to the effect that Holders of the notes of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and discharge and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and discharge had not occurred, and (iii) that such satisfaction and discharge will not result in the delisting of the notes of that series from any nationally-recognized exchange on which they are listed. (Section 401)

             Federal Income Tax Consequences. Under current Federal income tax law, the deposit and defeasance described above under "Defeasance of any Series" will not result in a taxable event to any Holder of notes or otherwise affect the Federal income tax consequences of an investment in the notes of any series.

             The Federal income tax treatment of the deposit and discharge described above under "Satisfaction and Discharge of any Series" is not clear. A deposit and discharge may be treated as a taxable exchange of such notes for beneficial interests in the trust consisting of the deposited money or securities. In that event, a Holder of notes may be required to recognize gain or loss equal to the difference between the Holder's adjusted basis for the notes and the fair market value of the Holder's beneficial interest in such trust. Thereafter, such Holder may be required to include in income a share of the income, gain and loss of the trust. As described above, it is generally a condition to such a deposit and discharge to obtain an opinion of tax counsel, or receipt by the Company from, or publication of a ruling by, the Internal Revenue Service, to the effect that such deposit and discharge will not alter the Holders' tax consequences that would have been applicable in the absence of the deposit and discharge. Purchasers of the Notes should consult their own advisors with respect to the tax consequences to them of such deposit and discharge, including the applicability and effect of tax laws other than Federal income tax law.

   Statement as to Compliance With Provisions of Note Indenture

             The Company will deliver to the Note Trustee, within 120 days after the end of each fiscal year, a written statement that (i) a review of the activities of the Company during such year and of its performance under the Note Indenture has been made and (ii) to the best knowledge of the officers signing such written statement, based on such review, the Company has fulfilled all its obligations under the Note Indenture throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officers and the nature and status thereof. (Section 1007)

                              PLAN OF DISTRIBUTION

             The Company may sell the Notes in one or more of the following ways: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The Prospectus Supplement with respect to the Notes sets forth, among other things, the terms of the offering of the Notes, including the name or names of the underwriters, dealers or agents, the purchase price of the Notes and proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' or agents' compensation and any discounts and commissions allowed or reallowed or paid to dealers and any registered securities exchanges on which the Notes may be listed. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

             If the Notes are sold to underwriters, the Prospectus Supplement relating thereto describes the nature of the obligation of the underwriters to purchase and pay for the Notes. The Notes may be offered to the public either through an underwriting syndicate represented by Dean Witter Reynolds Inc., Robert W. Baird & Co. Incorporated and A.G. Edwards & Sons, Inc. as managing underwriters, or directly by such firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of the Notes will be named in the Prospectus Supplement relating to such offering, and if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of underwriters to purchase the Notes will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the Notes if any are purchased.

             The Notes may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Notes in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent is acting on a best efforts basis for the period of its employment.

             Underwriters or agents designated by the Company in connection with the distribution of the Notes may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof.

             In the event that the Notes are not listed on a registered national securities exchange, certain broker-dealers may make a market in the Notes, but will not be obligated to do so and may discontinue any market-making at any time without notice. No assurance can be given that any broker-dealer will make a market in the Notes or as to the liquidity of the trading market for the Notes, whether or not the Notes are listed on a registered national securities exchange. The Prospectus Supplement with respect to the Notes states, if known, whether or not any broker-dealer intends to make a market in the Notes. If no such determination has been made, the Prospectus Supplement so states.

                                  LEGAL MATTERS

             Legal matters with respect to the Notes will be passed upon for the Company by Foley & Lardner, Milwaukee, Wisconsin. Certain legal matters will be passed upon for the underwriters, dealers, purchasers or agents by Vedder, Price, Kaufman & Kammholz, Chicago, Illinois. Jere D. McGaffey, a partner of Foley & Lardner, is a director of the Company and its parent WICOR. As of September 30, 1995, Foley & Lardner attorneys who participated in the preparation of this Prospectus, including Mr. McGaffey, beneficially owned an aggregate of 9,045 shares of WICOR common stock.

                                     EXPERTS


             The financial statements included in the Company's Annual Report on Form 10-K, for the year ended December 31, 1994, incorporated by reference in this Prospectus and in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving such reports.

                                  WISCONSIN GAS
                                     COMPANY





                                   $65,000,000





                                   PROSPECTUS
                                   SUPPLEMENT






                            DEAN WITTER REYNOLDS INC.

                              ROBERT W. BAIRD & CO.
                                  Incorporated

                            A.G. EDWARDS & SONS, INC.



                                              , 1995

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS



   Item 14.  Other Expenses of Issuance and Distribution.

             The expenses in connection with the issuance and distribution of the securities covered hereby, other than underwriting discounts and commissions, are, subject to future contingencies, estimated to be as follows:


         Securities and Exchange Commission
           Filing Fee  . . . . . . . . . . . . . .   $  22,415
         Public Service Commission of
           Wisconsin . . . . . . . . . . . . . . .       1,000
         Legal Fees and Expenses   . . . . . . . .      50,000
         Blue Sky Fees and Expenses  . . . . . . .       5,000
         Accounting Fees and Expenses  . . . . . .      13,000
         Printing Expenses   . . . . . . . . . . .      10,000
         Trustee Fees and Expenses   . . . . . . .      10,000
         Rating Agencies' Fees   . . . . . . . . .      30,000
         Miscellaneous   . . . . . . . . . . . . .       3,585
                                                      --------
             Total   . . . . . . . . . . . . . . .   $ 145,000
                                                      ========


   Item 15.  Indemnification of Directors and Officers.

             Pursuant to the provisions of the Wisconsin Business Corporation Law and the Registrant's By-Laws, directors and officers of the Registrant are entitled to mandatory indemnification from the Registrant against certain liabilities (which may include liabilities under the Securities Act of 1933) and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding; and (ii) in proceedings in which the director or officer is not successful in defense thereof, unless it is determined that the director or officer breached or failed to perform his or her duties to the Registrant and such breach or failure constituted: (a) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. Additionally, under the Wisconsin Business Corporation Law, directors of the Registrant are not subject to personal liability to the Registrant, its shareholders or any person asserting rights on behalf thereof, for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those outlined above.

             Expenses for the defense of any action for which indemnification may be available may be advanced by the Registrant under certain circumstances.

             The indemnification provided by the Wisconsin Business Corporation Law is not exclusive of any other rights to which a director or officer of the Registrant may be entitled. The Registrant also maintains a liability insurance policy for its directors and officers as permitted by Wisconsin law which may extend to, among other things, liability arising under the Securities Act of 1933.

             The proposed form of Underwriting Agreement for the Notes contains provisions under which the Underwriters agree to indemnify the directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933.

   Item 16.  Exhibits.

             The exhibits filed herewith or incorporated by reference herein are specified on the Exhibit Index included herein.

   Item 17.  Undertakings.

   (a)  The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
             Statement:

           (i)    To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

   provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
        Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c)  The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in Item 15 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on November 3, 1995.


                                      WISCONSIN GAS COMPANY



                                      By:/s/ Thomas F. Schrader
                                         Thomas F. Schrader
                                         President and Chief Executive
                                         Officer


             Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


         Signature                 Title                      Date


   /s/ Thomas F. Schrader      President, Chief Executive    November 3, 1995
   Thomas F. Schrader          Officer and Director
                               (Principal Executive Officer)


   /s/ Joseph P. Wenzler       Vice President and Chief      November 3, 1995
   Joseph P. Wenzler           Financial Officer (Principal
                               Financial Officer and Principal
                               Accounting Officer)

   Wendell F. Bueche*                 Director               November 3, 1995



   Willie D. Davis*                   Director               November 3, 1995



   Jere D. McGaffey*                  Director               November 3, 1995



   Daniel F. McKeithan, Jr.*          Director               November 3, 1995



   Guy A. Osborn*                     Director               November 3, 1995



   Stuart W. Tisdale*                 Director               November 3, 1995



   George E. Wardeberg*               Director               November 3, 1995



   Essie M. Whitelaw*                 Director               November 3, 1995



   William B. Winter*                 Director               November 3, 1995



   *By /s/ Joseph P. Wenzler
         Joseph P. Wenzler
         Attorney-in-Fact



             Pursuant to Transaction Requirement B.2 of Form S-3, the Registrant reasonably believes that the security rating to be assigned to the securities registered hereunder will make the securities "investment grade securities" prior to sale.

                                  EXHIBIT INDEX




                                 Exhibit

   (1.1)    Form of Underwriting Agreement for the Notes.*

   (4.1) Indenture of Mortgage and Deed of Trust, dated as of November 1, 1950, between Milwaukee Gas Light Company and Mellon National Bank and Trust Company and D. A. Hazlett, Trustees (incorporated by reference to Exhibit 7-E to the Company's Registration Statement (No. 2-8631)).

   (4.2) Eleventh Supplemental Indenture, dated as of February 15, 1982, between Wisconsin Gas Company and Mellon Bank, N.A., and N. R. Smith, Trustees (incorporated by reference to Exhibit 4.5 to the Company's Registration Statement on Form S-3 (No. 33-43729)).

   (4.3) Bond Purchase Agreement, dated December 31, 1981, between Wisconsin Gas Company and Teachers Insurance and Annuity Association of America relating to the issuance and sale of $30 million principal amount of First Mortgage Bonds, Adjustable Rate Series due 2002 (incorporated by reference to Exhibit 4.6 to the Company's Registration Statement on Form S-3 (No. 33-43729)).

   (4.4)    Indenture, dated as of September 1, 1990, between
            Wisconsin Gas Company and First Wisconsin Trust
            Company, Trustee (incorporated by reference to Exhibit 4.11 to the Company's Registration
            Statement on Form S-3 (No. 33-36639)).

   (4.5) Officers' Certificate, dated as of November 28, 1990, setting forth the terms of the Company's 9-1/8% Notes due 1997 (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated November 30, 1990).

   (4.6) Officers' Certificate, dated as of November 19, 1991, setting forth the terms of the Company's 7-1/2% Notes due 1998 (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated November 19, 1991).

   (4.7) Officers' Certificate, dated as of September 15, 1993, setting forth the terms of the Company's 6.60% Debentures due 2013 (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated September 15, 1993).

   (4.8) Revolving Credit Agreement, dated as of March 29, 1993, among Wisconsin Gas Company and Citibank, N.A., Firstar Bank Milwaukee, N.A., Harris Trust & Savings Bank, M&I Marshall & Ilsley Bank and Citibank, N.A., as Agent (incorporated by reference to Exhibit 4.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1993).

   (4.9) Extension of Revolving Credit Agreement, dated as of March 29, 1994, among Wisconsin Gas Company and Citibank, N.A., Firstar Bank Milwaukee, N.A., Harris Trust and Savings Bank, M&I Marshall & Ilsley Bank and Citibank, N.A., as Agent (incorporated by reference to Exhibit 4.9 to the Company's Annual Report on Form 10-K for the year ended December 31, 1994).

   (4.10) Revolving Credit Agreement Amendment, effective November 15, 1994, among Wisconsin Gas Company and Citibank, N.A., Firstar Bank Milwaukee, N.A., Harris Trust and Savings Bank, M&I Marshall and Ilsley Bank and Citibank, N.A., as Agent (incorporated by reference to Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995).

   (4.11) Extension of Revolving Credit Agreement, dated as of March 10, 1995, among Wisconsin Gas Company and Citibank, N.A., Firstar Bank Milwaukee, N.A., Harris Trust and Savings Bank, M&I Marshall & Ilsley Bank and Citibank, N.A., as Agent (incorporated by reference to Exhibit 4 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995).

   (5)      Opinion of Foley & Lardner.

   (12)     Statement re:  computation of ratios.

   (23.1)   Consent of Arthur Andersen LLP

   (23.2)   Consent of Foley & Lardner (included in Exhibit
            5).

   (24) Powers of Attorney relating to subsequent amendments.*

   (25.1)   Form T-1 Statement of Eligibility and
            Qualification under the Trust Indenture Act of
            1939 of Firstar Trust Company.*

   _______________

   *  Previously filed.